EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Zhongpin Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2010 relating to the consolidated financial statements and the effectiveness of Zhongpin Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Li Xin Da Hua CPA Co., Ltd.

BDO China Li Xin Da Hua CPA Co., Ltd.
Shenzhen, China

December 10, 2010